EXHIBIT 99.1

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800
News Release
FOR IMMEDIATE RELEASE                                                                                                                                                              July 15, 2004

HOUSTON, TEXAS -- Rowan reports second quarter operating results.

For the three months ended June 30, 2004, the Company incurred a net loss of $2.1 million, or $.02 per share, on revenues of $190.9 million, compared to a net loss of $6.6 million, or $.07 per share, on revenues of $158.1 million in the second quarter of 2003.

Rowan’s Gulf of Mexico rig utilization was 88% during the second quarter of 2004, versus 82% in the first quarter of 2004 and 93% in the year-earlier period, and our average Gulf of Mexico day rate of $42,200 increased by $2,500, or 6%, from the first quarter of 2004, and by $6,500, or 18%, from the year-earlier period. Land rig utilization was 82% during the second quarter of 2004, versus 73% in the first quarter of 2004 and 76% in the year-earlier period, and our average land rig day rate of $11,400 increased by $400, or 4%, from the first quarter of 2004, and by $800, or 7%, from the year-earlier period.

Danny McNease, Chairman and Chief Executive Officer, commented, “On June 2, we announced that all 25 Rowan offshore rigs were under contract for the first time in about six months. Two of our Gorilla rigs and one Super Gorilla class jack-up had been largely idle since January. Our offshore fleet utilization was 98% during June and has remained near 100% thus far in July. We have continued to add to our backlog of drilling commitments in the Gulf of Mexico and, in many instances, have obtained day rate increases as our contracts have turned over. We believe these favorable trends will continue throughout the third quarter, barring any dramatic decline in oil and natural gas prices.

“We continue to aggressively pursue overseas opportunities for our Gorilla and Super Gorilla class jack-ups. Gorilla V will conclude its current drilling assignment offshore eastern Canada within the next 30 days. As previously announced, the rig will then be relocated to the North Sea for a one-well contract expected to span almost eleven months of drilling, mobilization and outfitting time and provide approximately $38 million of revenues. We expect our departure from Canada to be temporary and believe that one of our Gorilla rigs currently positioned in the Gulf of Mexico could be relocated there by the second quarter of 2005. We are also pursuing contracts for work offshore Qatar, Trinidad and Venezuela beginning later this year or in early 2005.

“The revenues contributed by our manufacturing division during the second quarter of 2004 were the highest in their ten-year history. Our manufacturing backlog of $58.5 million is up by almost $42 million in the past year.

“Included in the second quarter results are the effects of gains on helicopter sales, which reduced aviation operating expenses by $4.8 million, and a $4.3 million reduction in estimated airline revenue accruals following the introduction of a new passenger ticket tracking system. Collectively, these items had a negligible effect on the Company’s per share loss during the period.”

EXHIBIT 99.1

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: E. E. Thiele, Chief Financial Officer, 713-960-7686. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited (In Thousands)

		JUNE 30

		2004	2003

ASSETS

Cash and short-term investments		$294,680	$73,651
Accounts receivable		149,522	115,281
Inventories		187,687	188,443
Other current assets		22,455	54,033

Total current assets		654,344	431,408
Property, plant and equipment - net		1,752,027	1,661,341
Other assets		18,305	18,057

TOTAL		$2,424,676	$2,110,806

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt		$59,883	$47,633
Other current liabilities		95,345	83,873

Total current liabilities		155,228	131,506
Long-term debt		585,278	547,591
Other liabilities		289,456	318,124
Stockholders' equity		1,394,714	1,113,585

TOTAL		$2,424,676	$2,110,806

CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30		ENDED JUNE 30

	2004	2003	2004	2003

REVENUES:
Drilling services	$115,545	$95,138	$221,234	$173,024
Manufacturing sales and services	48,878	30,631	89,984	59,671
Aviation services	26,433	32,331	50,119	56,760

TOTAL	190,856	158,100	361,337	289,455

COSTS AND EXPENSES:
Drilling services	88,186	79,121	176,604	156,631
Manufacturing sales and services	43,775	28,693	83,184	55,319
Aviation services	28,829	29,936	55,479	53,370
Depreciation and amortization	23,652	20,923	47,034	41,233
General and administrative	6,169	6,789	12,384	13,294

TOTAL	190,611	165,462	374,685	319,847

INCOME (LOSS) FROM OPERATIONS	245	(7,362)	(13,348)	(30,392)

OTHER INCOME (EXPENSE):
Interest expense	(5,039)	(4,797)	(10,104)	(9,656)
Less interest capitalized	535	1,355	1,332	2,453
Interest income	868	362	1,528	884
Other - net	134	259	330	379

OTHER INCOME (EXPENSE) - NET	(3,502)	(2,821)	(6,914)	(5,940)

INCOME (LOSS) BEFORE INCOME TAXES	(3,257)	(10,183)	(20,262)	(36,332)
Provision (credit) for income taxes	(1,132)	(3,559)	(6,829)	(12,526)

NET INCOME (LOSS)	$(2,125)	$(6,624)	$(13,433)	$(23,806)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(.02)	$(.07)	$(.13)	$(.25)

Diluted	$(.02)	$(.07)	$(.13)	$(.25)

DILUTED SHARES	105,819	93,716	103,975	93,667

				(CONTINUED)

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ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited (In Thousands)

	FOR THE SIX MONTHS
	ENDED JUNE 30

	2004	2003

CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$(13,433)	$(23,806)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	47,034	41,233
Deferred income taxes	(6,990)	(12,496)
Other - net	12,909	12,170
Net changes in current assets and liabilities	(27,114)	(32,203)
Net changes in other noncurrent assets and liabilities	902	(664)

Net cash provided by (used in) operations	13,308	(15,766)

Investing activities:
Property, plant and equipment additions	(76,914)	(137,370)
Proceeds from disposals of property, plant and equipment	11,636	5,692

Net cash used in investing activities	(65,278)	(131,678)

Financing activities:
Proceeds from borrowings	47,259	61,151
Repayments of borrowings	(26,432)	(21,229)
Proceeds from common stock offering, net of issue costs	264,980
Proceeds from stock option and convertible debenture plans	2,616	2,417

Net cash provided by financing activities	288,423	42,339

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	236,453	(105,105)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,227	178,756

CASH AND CASH EQUIVALENTS, END OF PERIOD	$294,680	$73,651

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